Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
S&T Bancorp, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-207473 and 333-156555) on
Form S-3 and the registration statements (Nos. 333-194083 and 333-156541) on Form S-8 of S&T Bancorp, Inc. of
our reports dated March 1, 2018, with respect to the consolidated balance sheets of S&T Bancorp, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of net income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31,
2017, which reports appear in the December 31, 2017 annual report on Form 10-K of S&T Bancorp, Inc.
Our report dated March 1, 2018, on the effectiveness of internal control over financial reporting as of December 31,
2017, expresses our opinion that S&T Bancorp, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness exists related to the operating effectiveness of the Company’s inconsistent assessment of internally assigned risk ratings, which is one of several factors used to estimate the allowance for loan losses.

/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 1, 2018